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EXHIBIT 99.2

Wind River Systems Announces Pricing of Private Offering of
Convertible Subordinated Notes

    ALAMEDA, Calif., December 5, 2001—Wind River Systems, Inc. (Nasdaq:WIND) today announced the pricing of a private placement of $125 million of its 3.75% convertible subordinated notes due December 15, 2006. The offering is expected to close on December 10, 2001. The company has also granted the initial purchasers a 30-day option to acquire an additional $25 million of the notes. The notes are convertible into shares of the company's common stock at a conversion price of $24.115 per share.

    The company intends to use the net proceeds of the offering for general corporate purposes, including working capital, payment of existing indebtedness and potential acquisitions.

    The securities being offered have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

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  EXHIBIT 99.2
Wind River Systems Announces Pricing of Private Offering of Convertible Subordinated Notes